EXHIBIT 16.1

October 30, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 30, 2012 of Dynatronics Corporation and are in agreement with the statements contained therein regarding Tanner LLC.  We have no basis to agree or disagree with the other statements regarding Larson & Rosenberger contained therein.

Very truly yours,

/s/ Tanner LLC